Exhibit 99.1

Press Release

September 15, 2022

HF Sinclair Corporation and Holly Energy Partners Announce Management Changes

DALLAS — (BUSINESS WIRE) — HF Sinclair Corporation (NYSE: DINO) (“HF Sinclair”) today announced the appointment of Atanas H. Atanasov as Executive Vice President and Chief Financial Officer of HF Sinclair effective September 30, 2022, and Holly Energy Partners, L.P. (NYSE: HEP) (“HEP”) today announced the appointment of Michael C. Jennings as President of Holly Logistic Services, L.L.C. (“HLS”) effective today. HLS is the ultimate general partner of HEP.

Mr. Atanasov currently serves as Chief Financial Officer of Lummus Technology LLC, a global chemical technologies company for the petrochemical and energy industries, a position he has held since April 2022. Prior to joining Lummus, Mr. Atanasov served as the Executive Vice President, Chief Financial Officer and Treasurer of Kraton Corporation, a NYSE listed specialty chemical company, from May 2019 until its merger with DL Holdings in March 2022. Prior to joining Kraton, he served as the Chief Financial Officer of Empire Petroleum Partners, LLC, a wholesale distributor of motor fuels, from February 2016 to May 2019. Prior to then, Mr. Atanasov served as Executive Vice President, Chief Financial Officer and Treasurer of NGL Energy Partners LP, a NYSE listed MLP, from May 2013 to February 2016, as Senior Vice President, Finance and Treasurer from September 2012 to May 2013 and as Vice President and Treasurer from November 2011 to September 2012. Prior to joining NGL, he held various finance roles of increasing responsibility with GE Capital from January 2003 to November 2011. He is a registered Certified Public Accountant.

Mr. Jennings also currently serves as the Chief Executive Officer of HF Sinclair and the Chief Executive Officer and Chairperson of the Board of Directors of HLS.

Richard L. Voliva III, who served as Executive Vice President and Chief Financial Officer of HF Sinclair and President of HLS, agreed to a mutual separation with HF Sinclair and HLS effective today.

“We want to thank Rich for his many years of service and contributions to HF Sinclair and HEP. Looking forward, we are excited that Atanas will be joining our executive leadership team,” said Mr. Jennings. “Atanas brings over 25 years of disciplined financial leadership experience in the energy and petrochemical industries and will be a valuable contributor as we continue to position HF Sinclair for the future.”

About HF Sinclair Corporation:

HF Sinclair Corporation, headquartered in Dallas, Texas, is an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming, Washington and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HF Sinclair supplies high-quality fuels to more than 1,300 Sinclair branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and export products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. HF Sinclair also owns a 47% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HF Sinclair subsidiaries.

About Holly Energy Partners:

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including subsidiaries of HF Sinclair Corporation. HEP, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Colorado, Idaho, Iowa, Kansas, Missouri, Nevada, New Mexico, Oklahoma, Texas, Utah, Washington, and Wyoming, as well as refinery processing units in Kansas and Utah.

HF Sinclair Corporation

Holly Energy Partners, L.P.

Craig Biery, 214-954-6510

Vice President, Investor Relations

or

Trey Schonter, 214-954-6510

Manager, Investor Relations